Exhibit 99.1

ANALYST CONTACT:	MEDIA CONTACT:
William K. Gerber	Renée Walker
+1-248-244-5271	+1-248-244-4305
bill_gerber@kellyservices.com	renee_walker@kellyservices.com

Kelly Services Implements Succession Plan

Camden becomes CEO, Istock named non-executive chairman

TROY, Mich., (February 27, 2006) — Kelly Services, Inc. announced today that its Board of Directors implemented a corporate succession plan following the determination that Chairman and Chief Executive Officer Terence E. Adderley is medically incapacitated.

Mr.Adderley has been hospitalized since experiencing a cardiac incident February 8. Acting with full knowledge of Mr. Adderley’s written instructions, criteria and wishes, two physicians independently reached the same conclusion last week regarding his capacity.

Under terms of the succession plan:

•	Carl T. Camden becomes chief executive officer and remains on the Board of Directors. Camden has been serving as acting chief executive officer since February 9.

•	Verne G. Istock, who has served as presiding director since February 9, becomes non-executive chairman of the board.

•	Subject to confirmation by the Probate Court of Oakland County (Mich.), voting power to Mr.Adderley’s Class B shares is vested in Camden, Istock and B. Joseph White, also a member of the board. Mr.Adderley’s B shares held in various trusts aggregate to at least 3,141,940 shares, or 91 percent of the outstanding voting shares. JPMorgan Chase is the corporate trustee; Camden, Istock and White are individual trustees.

“At a difficult time like this, continuity and effective management are more important than ever,” said Istock. “That is why the board and management team worked together over the past several years to develop contingency plans that will allow Kelly Services to continue to execute its strategic plan in a seamless manner.

“Terry had the foresight to plan for both the continued leadership of this company and for the handling of his ownership shares in a difficult situation such as this.”

Camden said, “Through his passionate service to this company, Terry has been instrumental in shaping the strong, global organization that is Kelly Services today. As we continue to pray for Terry and his family during his hospitalization, we remain inspired by his leadership and look forward to building on a solid foundation.”

Before being named acting chief executive officer, Camden had served as president and chief operating officer and as a member of the Board of the Directors since November 2001. He joined Kelly in April 1995 as senior vice president, Corporate Marketing and was promoted to executive vice president, Marketing & Strategy in 1997. Camden was named executive vice president in charge of Field Operations, Sales & Marketing in 1998, and in April 2001 was promoted to executive vice president and chief operating officer.

Istock is the former chairman, president and chief executive officer of First Chicago NBD Corporation and former chairman and president of Bank One Corporation, from which he retired in 2000. He also formerly served as a director of the Federal Reserve Bank of Chicago. He has been a member of the Kelly Services Board of Directors since 1991 and currently serves as chair of the board’s audit committee.

White, president of the University of Illinois since January 2005, spent nearly three decades affiliated with the University of Michigan at Ann Arbor, including service as interim president, dean of the business school, faculty member and president of the U-M William Davidson Institute, a center of expertise on economic and business development in emerging market economies. He has been a member of the Kelly Services Board of Directors since 1995 and currently serves as chair of the board’s compensation committee.

This release contains statements that are forward looking in nature and accordingly, are subject to risks and uncertainties. These factors include: competition, changing market and economic conditions, currency fluctuations, changes in laws and regulations, including tax laws, the company’s ability to effectively manage its information technology programs, and other factors discussed in this release and in the company’s filings with the Securities and Exchange Commission. Actual results may differ materially from any projections contained herein.

About Kelly Services

Kelly Services, Inc. (Nasdaq: KELYA, KELYB) is a Fortune 500 company headquartered in Troy, Mich., offering staffing solutions that include temporary staffing services, staff leasing, outsourcing, vendor on-site and full-time placement. Kelly operates in 30 countries and territories. Kelly provides employment to more than 700,000 employees annually, with skills including office services, accounting, engineering, information technology, law, science, marketing, light industrial, education, health care and home care. Revenue in 2005 was $5.3 billion. Visit www.kellyservices.com.